September 2, 2026
Frank D. "Trey" Whitworth
Vice Admiral, United States Navy (Ret.)
trey@whitworthstrategies.com

Re: Offer of Employment as President of Satellogic Inc.

Dear Trey,

Satellogic Inc. (the "Company") is pleased to offer you employment as President, reporting to the Chief Executive Officer, subject to the terms and conditions set forth in this letter. This offer is contingent upon proof of your legal right to work in the United States and completion of the Company’s standard pre-employment requirements, and subject to final approval by the Board of Directors of Satellogic Inc. (the "Board").

Position and Start Date
Your position will be President of the Company. Your employment will begin on September 7, 2026 (the "Start Date"), unless another date is agreed in writing by you and the Company.
Base Salary
You will be paid a base salary at the annualized rate of $400,000, less applicable deductions and withholdings, payable in accordance with the Company’s regular payroll practices. Your position will be classified as exempt from overtime requirements under applicable law.
Annual Performance Bonus
You will be eligible to earn an annual performance bonus with a target amount of $240,000, based on the achievement of performance objectives and other criteria established by the Company or the Board.
Benefits and Paid Time Off
You will be eligible to participate in the Company’s employee benefit plans and programs, including medical, dental, vision, life, disability, and 401(k) benefits, in accordance with the terms of those plans and the Company’s policies as in effect from time to time. You also will be eligible for paid time off in accordance with the Company’s applicable policies.
Equity Compensation

Subject to approval by the Board of Directors of Satellogic, Inc. (the "Board") or its Compensation Committee, and subject to the terms of the applicable equity plan and award agreements, you will be eligible for the following equity awards under the Satellogic Inc. 2021 Incentive Compensation Plan or any successor plan (the "Plan"):
•An annual restricted stock unit ("RSU") grant with a target grant-date value of $750,000.
•For your first year of employment, the target grant-date value of your annual RSU grant will be increased to 2.5 times the standard annual amount, for a total target grant-date value of $1,875,000. You will not receive an RSU grant under the Plan in 2027.
•The initial grant shall vest over 5 years, on a quarterly basis. All other RSU grant(s) will vest over four years, on a quarterly vesting schedule, unless otherwise provided in the applicable award agreement.
•All equity grants are discretionary, and subject to the terms, conditions, vesting rules, and administrative provisions of the Plan and the applicable award agreements.
Change in Control and Severance
If, in connection with or within 12 months following a change in control or acquisition of the Company, your employment is terminated by the Company or its successor without Cause or you resign for Good Reason, then, subject to your execution and non-revocation of a general release of claims in a form provided by the Company, 100% of the then-unvested portion of your outstanding equity awards that are subject solely to time-based vesting will accelerate and become fully vested. This is intended to provide double-trigger acceleration in the event of an acquisition.
In the event your employment is terminated by the Company without Cause other than in connection with a change in control, and subject to your execution and non-revocation of a general release of claims in a form provided by the Company, the Company will provide you with: (a) severance equal to six (6) months of your then-current base salary; (b) a prorated annual performance bonus for the year of termination, based on actual performance and paid at the time annual bonuses are otherwise paid; and (c) acceleration of the portion of your outstanding equity awards that would have vested during the six-month severance period following your termination date.
For purposes of this letter, "Cause" and "Good Reason" will have the meanings set forth in the applicable equity award agreement, severance arrangement, or, if none, as determined by the Company in good faith and consistent with applicable law.

Business Expenses
The Company will reimburse you for normal and reasonable business expenses incurred in the performance of your duties, in accordance with the Company’s expense reimbursement policies as in effect from time to time.
Proprietary Information and Inventions Agreement
As a condition of employment, you will be required to sign the Company’s standard Proprietary Information and Inventions Agreement and to comply with all Company policies applicable to employees.
Employment Eligibility Verification
Your employment is contingent on your providing satisfactory documentation establishing your identity and authorization to work in the United States, as required by the Immigration Reform and Control Act of 1986.
At-Will Employment
Your employment with the Company will be at will. This means that either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice, subject only to the express severance and equity treatment provisions set forth in this letter and any other written agreement signed by an authorized officer of the Company.
Miscellaneous
This letter sets forth the entire agreement between you and the Company regarding the subject matter hereof and supersedes any prior oral or written discussions regarding your employment terms including that certain offer letter signed by you and the Company dated August 17, 2026, except for any separately executed confidentiality, invention assignment, equity award, or similar agreements. This letter may be modified only in a writing signed by you and an authorized representative of the Company.
Please indicate your acceptance of this offer by signing below and returning a copy to the Company.
Sincerely,
SATELLOGIC INC.
/s/ Emiliano Kargieman
Emiliano Kargieman
Chief Executive Officer

Accepted and agreed:
/s/ Frank Dixon Whitworth III
Frank Dixon Whitworth III
Date: 9/4/2026